                                                                  EXHIBIT (A)(1)

                               OFFER TO PURCHASE
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                      OF
                           SMT HEALTH SERVICES INC.
                                      AT
                         $11.75 NET PER SHARE IN CASH
                                      BY
                        THREE RIVERS ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                          THREE RIVERS HOLDING CORP.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, JULY 28, 1997, UNLESS THE OFFER IS EXTENDED.


  THE BOARD OF DIRECTORS OF SMT HEALTH SERVICES INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF SMT HEALTH SERVICES INC. AND RECOMMENDS THAT ALL OF THE STOCKHOLDERS OF SMT HEALTH SERVICES INC. ACCEPT THE OFFER, TENDER THEIR SHARES (INCLUDING THE ASSOCIATED RIGHTS) AND APPROVE THE MERGER AGREEMENT AND THE MERGER, IF REQUIRED BY LAW.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE (X) THAT NUMBER OF OUTSTANDING SHARES WHICH, TOGETHER WITH THE OUTSTANDING SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT THAT SHALL NOT HAVE BEEN SO TENDERED, WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES (FOR PURPOSES OF THIS CLAUSE (X) ONLY, "SHARES" SHALL BE DEEMED TO REFER ONLY TO SHARES OUTSTANDING AS OF THE DATE OF THE MERGER AGREEMENT) AND (Y) THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT THAT SHALL NOT HAVE BEEN SO TENDERED, WOULD REPRESENT AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS, WARRANTS AND ANY OTHER RIGHTS TO ACQUIRE SHARES) AND (2) THE COMPANY HAVING OBTAINED CERTAIN AMENDMENTS TO, AND CONSENTS WITH RESPECT TO, EXISTING EQUIPMENT LEASE AND OTHER FINANCING ARRANGEMENTS. SEE SECTION 14. THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.


                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either mail or deliver certificates evidencing or representing such Shares to the Depositary (with the Letter of Transmittal and any other required documents) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such stockholder's broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  Any stockholder who desires to tender such stockholder's Shares and whose certificates evidencing or representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                              -----------------

                     The Dealer Manager for the Offer is:
                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

June 30, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
Introduction..............................................................    1
 1. Terms of the Offer....................................................    3
 2. Procedures for Tendering Shares.......................................    5
 3. Withdrawal Rights.....................................................    7
 4. Acceptance for Payment and Payment of Purchase Price..................    8
 5. Certain Federal Income Tax Considerations.............................    9
 6. Price Range of Shares; Dividends......................................    9
 7. Effect of the Offer on the Market for the Shares; Nasdaq Quotation;
    Exchange Act Registration; Margin Regulations.........................   10
 8. Certain Information Concerning the Company............................   11
 9. Certain Information Concerning Apollo, the Purchaser and Parent.......   13
10. Background of the Offer; Contacts with the Company....................   14
11. Purpose of the Offer and the Merger; Plans for the Company; Appraisal
    Rights; Exemption from Rights Agreement...............................   15
12. The Merger Agreement; Stockholder Agreement; Employment Agreements And
 Other Agreements.........................................................   17
13. Source and Amount of Funds............................................   26
14. Certain Conditions of the Offer.......................................   28
15. Certain Legal Matters.................................................   30
16. Fees and Expenses.....................................................   31
17. Miscellaneous.........................................................   31
Schedule I................................................................  S-1

TO ALL HOLDERS OF SHARES OF COMMON STOCK OF SMT HEALTH SERVICES INC.:

                                 INTRODUCTION

  Three Rivers Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Three Rivers Holding Corp., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of the Common Stock, $.01 par value (the "Shares"), of SMT Health Services Inc., a Delaware corporation (the "Company"), including the associated Rights (as hereinafter defined), at a purchase price of $11.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the associated Rights (as defined in the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of November 8, 1995, as amended June 23, 1997 (the "Rights Agreement")).

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation (the "Dealer Manager"), American Stock Transfer & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent").

  Parent and the Purchaser are corporations formed by Apollo Investment Fund III, L.P., a Delaware limited partnership ("AIF III"), Apollo Overseas Partners III, L.P., a Delaware limited partnership ("Overseas Partners"), and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of England ("UK Partners" and, together with AIF III and Overseas Partners, the "Apollo Entities"), in connection with the Offer and the transactions contemplated hereby. For information concerning the Apollo Entities, see Section 9.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT ALL OF THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES (INCLUDING THE ASSOCIATED RIGHTS) AND APPROVE THE MERGER AGREEMENT AND THE MERGER, IF REQUIRED BY LAW. SMITH BARNEY INC. ("SMITH BARNEY"), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE BOARD A WRITTEN OPINION DATED JUNE 24, 1997, TO THE EFFECT THAT, AS OF SUCH DATE AND BASED UPON AND SUBJECT TO CERTAIN MATTERS STATED IN SUCH OPINION, THE $11.75 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN PARENT AND ITS AFFILIATES) PURSUANT TO THE OFFER AND THE MERGER WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. A COPY OF THE OPINION OF SMITH BARNEY IS INCLUDED AS AN ANNEX TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9, WHICH IS BEING MAILED TO STOCKHOLDERS HEREWITH, AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) (X) THAT NUMBER OF OUTSTANDING SHARES WHICH, TOGETHER WITH THE OUTSTANDING SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT (AS DEFINED BELOW) THAT SHALL NOT HAVE BEEN SO TENDERED, WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES (FOR PURPOSES OF THIS CLAUSE (X) ONLY, "SHARES" SHALL BE DEEMED TO REFER ONLY TO SHARES OUTSTANDING AS OF THE DATE OF THE MERGER AGREEMENT) AND
(Y) THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT THAT SHALL NOT HAVE BEEN SO TENDERED, WOULD REPRESENT AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS, WARRANTS AND ANY OTHER RIGHTS TO ACQUIRE SHARES) (THE CONDITIONS IN (X) AND (Y) COLLECTIVELY, THE "MINIMUM CONDITION") AND (2) THE COMPANY HAVING OBTAINED CERTAIN AMENDMENTS TO, AND CONSENTS WITH RESPECT TO, EXISTING EQUIPMENT LEASE AND OTHER FINANCING ARRANGEMENTS (THE "LEASE AMENDMENT CONDITION"). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO OBTAINING THE EXPRESS WRITTEN CONSENT OF THE COMPANY AND THE APPLICABLE

RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM CONDITION. SEE SECTIONS 1 AND 14.

  THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of June 24, 1997 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides that the Purchaser will be merged (the "Merger") with and into the Company after the completion of the Offer and the satisfaction of certain conditions. As a result of the Merger, each Share (including the associated Rights) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than Shares then owned by the Company, Parent, the Purchaser, any other direct or indirect subsidiary of Parent or by stockholders of the Company, if any, who dissent from the Merger and comply with all of the provisions of the Delaware General Corporation Law (the "DGCL") concerning the right, if applicable, of holders of Shares to seek appraisal of their Shares) will be converted into the right to receive the price paid in the Offer in cash, without interest (the "Merger Consideration"). See Section 12 "--The Merger Agreement."

  The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required by law, the approval and adoption of the Merger Agreement by the stockholders of the Company. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power under the DGCL to effect the Merger without the concurrence of any other stockholder of the Company. If at least 90% of the outstanding Shares are purchased in the Offer, the Purchaser will be able to effect a short-form merger under the DGCL without a vote of stockholders.

  In connection with the execution of the Merger Agreement, the Purchaser and Parent entered into a Stockholder Agreement, dated as of June 24, 1997 (the "Stockholder Agreement"), with Jeff D. Bergman, the President, Chief Executive Officer and Chairman of the Board, Daniel Dickman, the Executive Vice President, Chief Operating Officer, Secretary and a Director of the Company, David W. Spindler, the Senior Vice President of Clinical Operations and Marketing of the Company, and David A. Zynn, the Chief Financial Officer, Treasurer and Assistant Secretary of the Company (collectively, the "Selling Stockholders"), pursuant to which such Selling Stockholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all Shares beneficially owned by them, representing approximately 15.1% of the Shares on a fully diluted basis, including Shares subsequently acquired by a Selling Stockholder through the exercise of options or otherwise, at a price per Share equal to the price paid in the Offer, provided that such obligation to sell and such obligation to purchase are subject to certain conditions, including the Minimum Condition having been satisfied and the Purchaser having accepted Shares for payment under the Offer. Pursuant to the Stockholder Agreement, the Purchaser has the right (which it intends to exercise) to require the Selling Stockholders to tender the Shares subject to the Stockholder Agreement into the Offer. Pursuant to the Stockholder Agreement, each Selling Stockholder has also executed and delivered a proxy for the benefit of the Purchaser with respect to the Shares subject to the Stockholder Agreement owned by such Selling Stockholder to vote such Shares against certain competing transactions, as more fully described below in Section 12 "--The Stockholder Agreement." Pursuant to the Stockholder Agreement, each Selling Stockholder has also agreed that upon the request of Purchaser, subject to certain conditions, he will exercise options owned by him to acquire Shares if necessary to cause the Minimum Condition to be satisfied or to cause the Purchaser to own in excess of 90% of the outstanding Shares. The Purchaser has agreed that if it requests the Selling Stockholders to exercise their options, it will lend the Selling Stockholders the funds necessary to pay the exercise price for such Shares. See Section 12 "--Stockholder Agreement."

  The Company has represented to Parent and the Purchaser that, as of June 24, 1997, there were 5,746,324 Shares issued and outstanding, and 1,028,268 Shares reserved for issuance upon the exercise of outstanding options and warrants. Based on the foregoing, the Purchaser believes that 3,387,297 Shares constitute a majority of the fully diluted Shares. Accordingly, the Minimum Condition will be satisfied if at least 2,363,795 Shares, other than the 1,023,502 Shares (assuming exercise of all Company Stock Options and Warrants (each as hereinafter defined) subject to the Stockholder Agreement) currently subject to the Stockholder Agreement, or approximately 34.9% of the Shares on a fully diluted basis, are validly tendered and not withdrawn prior to the Expiration Date.

  STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, July 28, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, (a) to extend the period of time for which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If the conditions of the Offer are not satisfied or waived prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (1) to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) to waive all the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, to waive the Minimum Condition, to accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, to retain the Shares that have been tendered for the period or periods for which the Offer is extended or (4) to amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement or applicable law). Any extension, amendment or termination of the Offer, or any waiver of any condition of the Offer, will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and the right of a tendering stockholder to withdraw such stockholder's Shares in accordance with the procedures set forth in Section 3.

  In the Merger Agreement, the Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer

(1) if at the Expiration Date any of the conditions to the Purchaser's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof, (3) for a period of up to ten business days to permit the Purchaser to decide whether to modify the Offer in the event of certain competing proposals and (4) on one or more occasions, for any reason, for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under the terms of the Merger Agreement as described in this sentence. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) add to or modify the conditions set forth in Section 14, including the Minimum Condition, (4) except as provided above, extend the Offer, (5) change the form of the consideration payable in the Offer or (6) amend or alter any term of the Offer in a manner materially adverse to the Company's stockholders; provided, however, that nothing contained in the Merger Agreement will prohibit the Purchaser, in its sole discretion without the consent of the Company, from waiving satisfaction of any condition of the Offer other than the Minimum Condition.

  If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders.

  Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the Lease Amendment Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all of such conditions.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as hereinafter defined) received by the Depositary), in each case, on or prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

  The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer) and any other required documents, must, in any case, be transmitted to, and received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. DELIVERY OF THE LETTER OF TRANSMITTAL AND ACCOMPANYING SHARES WILL BE DEEMED EFFECTIVE, AND RISK OF LOSS WITH RESPECT TO SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) WILL PASS, ONLY WHEN SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) ARE OFFICIALLY RECEIVED BY THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a firm that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (1) such tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

    (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for Shares (or a Book-Entry Confirmation with respect to such Shares), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCE WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The valid tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 24, 1997. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled. Such powers of attorney and proxies will be irrevocable and will be granted in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for Shares which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must (1) provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and
(2) certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter or Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn on or at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn on or after August 28, 1997.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution, must also be furnished to the Depositary as aforesaid. If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Any questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Shares withdrawn will be deemed to be not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 at any time on or prior to the Expiration Date.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF PURCHASE PRICE

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn (in accordance with the procedures set forth in Section
3), promptly after the Expiration Date. The Purchaser expressly reserves the right to delay acceptance for payment of, or, subject to Rule 14e-l(e) promulgated under the Exchange Act, payment for, Shares in order to comply in whole or in part with any applicable law. See Sections 14 and 15. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or a Book-Entry Confirmation) pursuant to the procedures set forth in Section 2,
(2) a Letter of Transmittal (or a facsimile copy thereof), properly completed and duly executed, or an "Agent's Message," and (3) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to the Purchaser on or prior to the Expiration Date and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser by reason of any delay in making such payment. If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, subject to Rule 14e-1(e) promulgated under the Exchange Act, retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as set forth in
Section 3. The Purchaser will pay any transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 to the Letter of Transmittal, as well as charges and expenses of the Dealer Manager, the Depositary and the Information Agent.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted which represent more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned (or, in the case of Shares delivered by book-entry transfer within a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility) without expense to the tendering stockholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer. Certificates representing Shares cancelled in the Merger will not be returned.

  If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to stockholders pursuant to the Offer, such increased consideration shall be paid to all stockholders whose Shares are purchased pursuant to the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, with the consent of the Company (which consent may not be unreasonably withheld), its right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will not prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States Federal income tax consequences of the receipt of cash for Shares pursuant to the Offer or the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial and administrative decisions thereunder, existing temporary and proposed regulations and Internal Revenue Service rulings and other pronouncements.

  THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS ALL ASPECTS OF INCOME TAXATION THAT MAY BE RELEVANT TO STOCKHOLDERS. FOR EXAMPLE, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES UNDER ANY APPLICABLE FOREIGN, STATE, LOCAL OR OTHER TAX LAWS. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT OF CASH FOR SHARES PURSUANT TO THE OFFER OR THE MERGER TO PARTICULAR CATEGORIES OF TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER UNITED STATES FEDERAL INCOME TAX LAWS, SUCH AS TRUSTS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, TAX-EXEMPT ORGANIZATIONS, LIFE INSURANCE COMPANIES, EMPLOYEES WHO ACQUIRED THEIR SHARES THROUGH THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION AND PERSONS WHO RECEIVED PAYMENTS IN RESPECT OF OPTIONS TO ACQUIRE SHARES. EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE RECEIPT OF CASH FOR SHARES PURSUANT TO THE OFFER OR THE MERGER, INCLUDING THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes. Generally, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received and the stockholder's adjusted tax basis in the Shares. For Federal income tax purposes, such gain or loss will be capital gain or loss if the Shares are held as a capital asset by the stockholder, and long-term capital gain or loss if the stockholder has held such Shares for more than one year, measured as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the Effective Time of the Merger, as the case may be.

  Under current law, capital gains realized by individuals on capital assets held for more than one year ("long-term capital gains") will be taxable at a maximum rate of 28%. However, there are currently proposals within the United States Congress that, if codified into law, would have the effect, among other effects, of lowering the maximum capital gains rate. There is currently no way of knowing if and when these proposals would become law, or what their effective dates would be.

  Capital losses are generally deductible only to the extent of capital gains plus, in the case of noncorporate taxpayers, up to $3,000 of ordinary income. Capital losses that do not offset capital gains or ordinary income as described above may be carried forward to offset capital gains or up to $3,000 of ordinary income per year in future years.

6. PRICE RANGE OF SHARES; DIVIDENDS

  Since November 3, 1995, the Shares have been traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "SHED." Prior to November 3, 1995, the Shares were traded on the Nasdaq SmallCap Market. For the period from January 1, 1995 through October 31, 1995, the table below sets forth, the high and low closing prices per Share, as reported on the Nasdaq SmallCap Market. For the period from and after November 1, 1995, the table below sets forth the high and low sales prices of the Shares, as reported on the Nasdaq National Market. The prices set forth below are as reported in published financial sources and do not include retail markups, markdowns or commissions.

                                                               HIGH     LOW
      YEAR ENDED DECEMBER 31, 1995
        First Quarter........................................  $ 3 1/16 $2
        Second Quarter.......................................    3 7/8   2 5/8
        Third Quarter........................................    4 5/8   3 5/8
        Fourth Quarter.......................................    4 7/8   3 7/8
      YEAR ENDED DECEMBER 31, 1996
        First Quarter........................................    4 9/16  3 3/4
        Second Quarter.......................................   10 3/4   4 1/16
        Third Quarter........................................    8 5/8   5 3/8
        Fourth Quarter.......................................    8 5/8   6 5/8
      YEAR ENDED DECEMBER 31, 1997
        First Quarter........................................    9 1/2   7 3/4
        Second Quarter (through June 27, 1997)...............   11 3/4   7 7/8

  On June 23, 1997, the last full trading day prior to the date of the announcement of the Offer, the closing sales price per Share as reported on the Nasdaq National Market was $11 1/4. On June 27, 1997, the last trading day prior to the date of this Offer to Purchase, the closing sales price per Share as reported on the Nasdaq National Market was $11 1/2. Stockholders are urged to obtain current market quotations for the Shares.

  The Company has never paid any cash dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of any of its capital stock. See Section 12.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which requires that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $1,000,000, $2,000,000 (depending on profitability levels in two of the issuer's three most recent fiscal years) or $4,000,000 (depending on profitability levels during three of the issuer's four most recent fiscal years). If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of June 27, 1997, there were approximately sixty holders of record of Shares and 5,746,324 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or The Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

  In the event that the Shares no longer meet the requirements of the NASD for quotation through Nasdaq and the Shares are no longer included in The Nasdaq Stock Market, it is possible that, prior to the Effective Time, the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

  THE PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR DELISTING OF THE SHARES FROM THE NASDAQ NATIONAL MARKET AND TERMINATION OF REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS SOON AFTER THE COMPLETION OF THE OFFER AS THE REQUIREMENTS FOR SUCH DELISTING AND/OR TERMINATION ARE MET. IF REGISTRATION OF THE SHARES IS NOT TERMINATED PRIOR TO THE MERGER, THEN THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its principal executive offices located at 10521 Perry Highway, Wexford, Pennsylvania 15090. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither Parent nor the Purchaser has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Purchaser, Parent, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for the failure to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser and Parent.

  The Company and its subsidiaries are primarily engaged in the business of operating mobile Magnetic Resonance Imaging units ("MRI Units"), which service healthcare providers in the states of Pennsylvania, North Carolina, West Virginia, Kentucky, Virginia, South Carolina and Ohio.

  Set forth below is certain selected consolidated financial information excerpted from the information contained or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K") and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Company 10-Q"). More comprehensive financial information is included or incorporated by reference in the Company 10-K and the Company 10-Q, and the reports and other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be examined at, and copies obtained from, the offices of the Commission in the manner set forth below.

                           SMT HEALTH SERVICES INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA

                           FOR THE THREE MONTHS ENDED       FOR THE YEAR ENDED
                          ----------------------------- ---------------------------
                          MARCH 31, 1997 MARCH 31, 1996 DEC. 31, 1996 DEC. 31, 1995
                           (UNAUDITED)    (UNAUDITED)
INCOME STATEMENT DATA
Revenues................    $6,239,307    $ 4,128,035    $19,021,954   $15,020,428
Interest income.........       102,068         53,166        190,399       137,417
Income before
 extraordinary items(1).       761,768        457,481      2,410,861     1,373,217
Income per share before
 extraordinary items....          0.16           0.13           0.61          0.46
Extraordinary loss on
 early extinguishment of
 debt(2)................       181,000            --             --            --
Net income..............       580,768        457,481      2,410,816     1,373,217
Net income per share(1).    $     0.12    $      0.13    $      0.61   $      0.46
Weighted average shares
 outstanding(1).........     4,442,714      2,840,208      3,232,505     2,770,230
                                         MARCH 31, 1997 DEC. 31, 1996 DEC. 31, 1995
                                          (UNAUDITED)
BALANCE SHEET DATA
Total current assets...................   $16,801,095    $ 7,825,096   $ 5,641,596
Total assets...........................    46,857,163     39,497,563    23,347,805
Total long term debt and capital lease
 obligations...........................    16,060,557     20,859,964    12,709,905
Stockholders' equity(3)................    24,129,628     11,399,543     5,401,653

---------------------
(1) Weighted average Shares outstanding for all periods presented have been calculated using the Modified Treasury Stock Method. Weighted average Shares outstanding for all periods presented have been adjusted to reflect a 5% Common Stock dividend paid in 1995 and a 7% Common Stock dividend paid in January 1997.
(2) During March 1997 the Company paid off the remaining principal balance of capital lease obligations totaling approximately $4.2 million. The total amount paid to extinguish the capital leases approximated $4.5 million. The difference between the amount paid to extinguish the capital leases and the net carrying amount of the debt totaled $296,000, relating primarily to prepayment penalties, and has been recorded as an extraordinary loss, net of income taxes in accordance with Accounting Principles Board Opinion No. 26 Early Extinguishment of Debt (APB 26).
(3) During January through March 4, 1997 (the Company's publicly traded warrants expired March 4, 1997), 1,677,000 warrants were exercised and the Company issued 1,882,000 shares. The Company received net cash proceeds of approximately $11.7 million as a result of the warrant exercises.

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information relating to its business, financial condition and other matters with the Commission. Certain information as of particular dates concerning the Company's directors and officers, their compensation, Company Stock Options (as defined below) granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission, including the Company. Such information should also be on file at The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING APOLLO, THE PURCHASER AND PARENT

  Each of the Apollo Entities is principally engaged in the business of investment in securities. The principal office of each of the Apollo Entities is c/o Apollo Advisors II, L.P., Two Manhattanville Road, Purchase, New York 10577.

  Apollo Advisors II, L.P., a Delaware limited partnership ("Advisors"), is the general partner of AIF III and the managing general partner of Overseas Partners and UK Partners. Advisors is principally engaged in the business of providing advice regarding investments by, and serving as the general partner of the Apollo Entities.

  Apollo Capital Management II, Inc., a Delaware corporation ("Apollo Capital"), is the general partner of Advisors. Apollo Capital is principally engaged in the business of serving as the general partner of Advisors.

  Apollo Management, L.P., a Delaware limited partnership ("Apollo Management"), serves as manager of the Apollo Entities and manages their day-to-day operations.

  AIF III Management, Inc., a Delaware corporation ("AIM"), is the general partner of Apollo Management. AIM is principally engaged in the business of serving as general partner of Apollo Management.

  The respective addresses of the principal office of Advisors, Apollo Capital, Apollo Management and AIM are c/o Apollo Advisors II, L.P., 2 Manhattanville Road, Purchase, New York 10577.

  Apollo Fund Administration II LDC, a Cayman Islands LDS ("Administration"), is the administrative general partner of Overseas Partners and UK Partners. Administration is principally engaged in the business of serving as administrative general partner of Overseas Partners and UK Partners. The principal place of business of Administration is Apollo Fund Administration II LDC, c/o CIBC Bank and Trust Company (Cayman) Limited, Edward Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies.

  Apollo Management (UK) Ltd., an English corporation ("Management UK"), is the resident general partner of UK Partners. Management UK is principally engaged in the business of serving as resident general partner of UK Partners. The address of the principal place of business of Management UK is Hill House, 1 Little New Street, London EC4A 3TR, England.

  Each of Parent and the Purchaser is a Delaware corporation formed solely for the purpose of consummating the Offer and the Merger and carrying out related transactions. Parent owns all of the outstanding capital stock of the Purchaser, and all of the outstanding capital stock of Parent is owned by Fund III, Overseas Partners and UK Partners. It is not anticipated that the Purchaser will have any significant assets or liabilities other than those arising under the Merger Agreement or in connection with the Offer and the Merger, or engage in any activities other than those incident to its formation and capitalization, the Offer and the Merger and accordingly, no meaningful financial information regarding the Purchaser is available. The address of the principal place of business of the Purchaser and Parent is at c/o Apollo Advisors II, L.P., 2 Manhattanville Road, Purchase, New York 10577.

  Except as described in the discussion of the Merger Agreement and the Stockholder Agreement in Section 12, none of the entities referred to above in this Section 9 or any of their respective subsidiaries or, to the best of their knowledge, any of the persons listed on Schedule I beneficially owns or has the right to acquire any Shares, and none of such persons or entities has effected any transactions in the Shares during the past 60 days. For certain information concerning the Apollo Entities, Advisors, the Purchaser and Parent, see Schedule I hereto.

  Except as described in this Offer to Purchase, none of the entities referred to above in this Section 9 or, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to the securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option agreements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, none of the entities referred to above in this Section 9 or, to the best of their knowledge, any of the persons listed on Schedule I, has had, since January 1, 1993, any transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules of the Commission. Except as described in this Offer to Purchase, since such date, there have been no contacts, negotiations or transactions between any of the entities referred to in this Section 9 or, to the best of their knowledge, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the entities or persons referred to above in this
Section 9 or, to the best of their knowledge, any of the persons listed on
Schedule I, has had any relationship with the Company prior to the commencement of discussions that led to the execution of the Merger Agreement. Each of the entities referred to in this Section disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

  For certain information concerning the directors and executive officers of the Purchaser, Parent, Advisors and AIM, see Schedule I to this Offer to Purchase.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

  In March 1997, representatives of Smith Barney, the Company's financial advisor, contacted Apollo Management to inquire as to the Apollo Entities' interest in pursuing a transaction with the Company. Following this contact, Apollo Management initiated a review of certain publicly available information concerning the Company and contacted representatives of Smith Barney to advise them that Apollo Management would be interested in reviewing non-public information about the Company and meeting with members of the Company's senior management.

  On April 2, 1997, Apollo Management entered into a confidentiality and standstill agreement with the Company (the "Confidentiality Agreement"), pursuant to which Apollo Management agreed to treat confidentially information provided by or on behalf of the Company and not to take certain actions as described below in Section 12 "--Confidentiality Agreement."

  On April 16, 1997, Apollo Management submitted a written preliminary indication of interest to purchase the Company for a purchase price of between $11.00 and $13.00 per Share. Such indication of interest indicated that affiliates of Apollo Management were considering pursuing a recapitalization of the Company in which the Company's stockholders would receive part of the consideration for their Shares in cash and part in the form of equity.

  On April 18, 1997, representatives of Apollo Management met with certain members of the Company's senior management regarding the business, strategies and prospects of the Company.

  On May 5, 1997, Apollo Management and its advisors met with representatives of the Company and Smith Barney and conducted a preliminary review of certain non-public information. From May 5, 1997 through May 18, 1997, Apollo Management, Apollo Management's advisors, the Company's senior management and the Company's advisors engaged in various discussions regarding the business, strategies and prospects of the Company, the possible terms of a potential transaction and the continued employment of certain members of senior management, including cash compensation and equity plans.

  On May 8, 1997, Apollo Management submitted a written offer to acquire the Company at a price of $11.50 per Share, subject to certain conditions, but not subject to a financing condition. Such offer expressed Apollo Management's desire to consider providing $0.25 of the per Share consideration in the form of equity. Apollo Management indicated its willingness to negotiate the terms of a potential transaction (including the compensation arrangements for senior management) and to continue to devote substantial resources to evaluating the Company, but indicated its desire that the Company negotiate exclusively with Apollo Management in respect of a transaction. On May 27, 1997, the Company executed a letter agreement granting Apollo Management exclusive rights to negotiate a transaction involving the Company and access to the Company's books and records and advisors and agents. On the same day, Apollo Management verbally communicated to representatives of the Company a proposal to acquire the Company for $11.75 per Share in cash.

  On June 3 and June 4, Apollo Management and its representatives continued their review of the Company. During the week of June 16, Apollo Management and its advisors and the Company and its advisors commenced negotiations of a definitive merger agreement, which provided for, among other things, the Offer at a price of $11.75 per Share in cash to the Company's stockholders. The negotiations also included the negotiation of the terms of the Stockholder Agreement and the terms of the continued employment of Mr. Jeff D. Bergman, Mr. Daniel Dickman, Mr. David W. Spindler and Mr. David A. Zynn, the salary, bonus and other benefits to be received by each of such persons, and the terms of an option plan pursuant to which employees of the surviving corporation would receive options to purchase shares of Parent following the effectiveness of the Merger. See Section 12. As a result of the foregoing negotiations, the Merger Agreement, the Stockholder Agreement and the Employment Agreements (as defined below) were executed on Tuesday, June 24, 1997.

11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; APPRAISAL RIGHTS; EXEMPTION FROM RIGHTS AGREEMENT

  The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

  The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and generally by the holders of the Company's outstanding voting securities. The Board has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer, including the Shares subject to the Stockholder Agreement sold pursuant to the Stockholder Agreement or tendered by the Selling Stockholders pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

  Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation (as defined below) substantially as they are currently being conducted. Parent intends to operate the Company as a wholly owned subsidiary. Except as indicated in this Offer to Purchase, the Parent does not have any present plans or proposals which relate to or would result in any material change in the Company's capitalization or dividend policy or the composition of the Company's Board or management. The Apollo Entities and their affiliates regularly consider, and engage in discussions concerning, potential investments in businesses, including businesses that may be competitive with or complementary to the business of the Company. There are currently no agreements with respect to an investment in any such business. However, the Apollo Entities may consider a merger, consolidation or other extraordinary transaction involving the Company in connection with any such investment.

  Parent will evaluate the business, operations, capitalization and management of the Company during the pendency of the Offer and after consummation of the Offer, and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing the Company's financial performance.

  At or promptly after the Effective Time, the Surviving Corporation will pay a transaction fee of $1,000,000 to Apollo Management as consideration for structuring the transaction, arranging the financing for the Offer and the Merger and providing other services in connection with the Offer and the Merger. In addition, Apollo Management currently intends to charge a management fee of $250,000 per annum to the Company for management services that Apollo Management will provide to the Company and its subsidiaries after the Effective Time.

  The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, any Shares by the Purchaser pursuant to the Offer, the Purchaser shall be entitled to designate such number of the directors on the Board such that the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, will control a majority of such directors, and the Company and its Board shall, at such time, take all such action needed to cause the Purchaser's designees to be appointed to the Company's Board. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Annex A to the Schedule 14D-9. Parent's current intentions are to designate five of the persons set forth in Schedule I to serve on the Company's Board following consummation of the Offer. In addition, following consummation of the Offer, one of the members of the Board (other than Mr. Bergman or Mr. Dickman) will resign. Parent's current intentions are that, immediately after the Effective Time, the members of the Board immediately prior to the Effective Time will serve as directors of the Surviving Corporation, and the initial officers of the Company will be the current officers of the Company and such other persons as are designated by Parent.

  The Company has entered into the Employment Agreements, pursuant to which Mr. Jeff D. Bergman, Mr. Daniel Dickman, Mr. David W. Spindler and Mr. David
A. Zynn will continue to serve in their current positions with the Company after consummation of the Merger. See Section 12 "--Employment Agreements." In addition, the Merger Agreement provides that as of the Effective Time, the Company will adopt the Parent Option Plan (as defined below), pursuant to which Parent will grant to certain officers of the Company options to purchase up to 10% of the outstanding common stock of Parent at a per share price equal to the per share price paid by the Apollo Entities for shares of Parent. See
Section 12 "--Parent Option Plan."

  Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price, the Merger Consideration or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

  If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

  The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Exemption of Offer and Merger from Effect of Rights Agreement. The Company has represented in the Merger Agreement that it has taken all necessary actions to ensure that, for the purposes of the Rights Agreement, neither Parent nor the Purchaser will become an "Acquiring Person," the execution, delivery and performance of the Merger Agreement and the Stockholder Agreement do not, and the commencement or consummation of the Offer, the Merger and the other transactions contemplated under the Merger Agreement and the Stockholder Agreement (including pursuant to any amendment thereto) will not, result in the grant of any rights to any person under the Rights Agreement or enable or require any outstanding rights to be exercised, distributed or triggered, and that the Rights will expire without any further force or effect as of the Effective Time. The Company has also represented in the Merger Agreement that other than Parent and the Purchaser (and their affiliates), the Company (or its Board) has not exempted (or taken any other action tantamount to exempting) any person or entity from the potential application of the Rights Agreement.

12. THE MERGER AGREEMENT; STOCKHOLDER AGREEMENT; EMPLOYMENT AGREEMENTS AND OTHER AGREEMENTS

THE MERGER AGREEMENT

  The Merger Agreement provides that following the satisfaction of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares then owned by the Company, Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent or by stockholders, if any, who dissent from the Merger and comply with all of the provisions of the DGCL concerning the right, if applicable, of holders of Shares to seek appraisal of their Shares) will be converted into the right to receive the price per Share paid in the Offer.

  The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment or pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14. The Merger Agreement provides that the Purchaser may extend the Offer, without the consent of the Company, only (1) if at the Expiration Date any of the conditions to the Purchaser's obligations to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, (3) for a period of up to ten business days to permit the Purchaser to decide whether to modify the Offer in the event of certain competing proposals and
(4) on one or more occasions, for any reason, for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under the terms of the Merger Agreement as described in this sentence. In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the express written consent of the Company, (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price,
(3) add to or modify the conditions set forth in Section 14, including the Minimum Condition, (4) except as provided above, extend the Offer if all of the conditions set forth in Section 14 are satisfied or waived, (5) change the form of the consideration payable in the Offer or (6) amend or alter any term of the Offer in any manner materially adverse to the Company's stockholders; provided, however, that nothing contained in the Merger Agreement will prohibit the Purchaser, in its sole discretion without the consent of the Company, from waiving satisfaction of any condition of the Offer other than the Minimum Condition.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As a result of the Merger, each Share (including the associated Rights) issued and outstanding immediately prior to the Effective Time (other than Shares then owned by the Company, Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent, or by stockholders of the Company, if any, who dissent from the Merger and comply with all the provisions of the DGCL concerning the right, if applicable, of holders of Shares to seek appraisal of their Shares) will be converted into the right to receive the Merger Consideration.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company, (1) by mutual written consent of the Company and Parent, (2) by either the Company or Parent if (a)(i) as a result of any of the conditions to the Offer not being satisfied, the Offer shall have been terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer (including the Minimum Condition) or (ii) the Purchaser shall not have accepted for payment any Shares pursuant to and subject to the conditions set forth in Section 14 by September 30, 1997; provided, however, that if as of such date any of the conditions set forth in either paragraph (a) or paragraph (b) of Section 14 are not satisfied, Parent and the Purchaser may in their sole discretion extend such date until December 31, 1997; provided, further, that the right to terminate the Merger Agreement pursuant to clause
(2)(a) will not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party or (b) if any Federal, state or local government or any court, tribunal, administrative agency or commission or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), shall have issued any order, decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable, (3) by Parent or the Purchaser prior to the Purchaser's obligation to accept Shares for payment pursuant to the Offer, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which would or reasonably would be expected to give rise to the failure of a condition set forth in Section 14,
(4) by Parent or the Company if, prior to the obligation of the Purchaser to accept Shares for payment pursuant to the Offer, (a) the Board determines that a Third Party Proposal (as hereinafter defined) for an Alternative Transaction (as hereinafter defined) constitutes a Superior Proposal (as hereinafter defined), (b) the Company promptly notifies Parent of its determination in writing (unless, following receipt of written advice of outside counsel, the Board's fiduciary duties under applicable law would be violated thereby), which writing shall set forth the terms and conditions of the Third Party Proposal and the identity of the person making the Third Party Proposal, (c) ten days have elapsed following receipt by Parent of such written notice, (d) during such ten-day period, the Company cooperates with Parent with the intent of enabling, but not obligating, Parent to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated thereby may be effected, and (e) at the end of the ten-day period, the Board continues to believe that the Third Party Proposal constitutes a Superior Proposal and the Company pays to Parent the Termination Fee (as hereinafter defined) and Expenses (as hereinafter defined); provided, that in the event of the determination of the Board that such Third Party Proposal constitutes a Superior Proposal is made less than ten days prior to the scheduled expiration of the Offer, Parent and the Purchaser will either
(i) reduce the ten-day period or (ii) extend the Offer, in either case, such that the ten-day period described above will end prior to the expiration of the Offer, and (5) by the Company if Parent or the Purchaser shall have (a) failed to commence the Offer within five business days of the date of the Merger Agreement, (b) failed to pay for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement or (c) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which failure to perform in respect of clause (c) is incapable of being cured or has not been cured within 30 days after the giving of written notice to Parent or the Purchaser, as applicable, except in any case under clause (c), such breaches and failures which would not prevent the consummation of the Offer or the Merger subject to the terms and conditions of the Merger Agreement.

  Alternative Transactions. The Merger Agreement provides that the Company and its subsidiaries shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (1) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction or (2) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to and subject to the conditions (including the Minimum Condition) of the Offer, the Board determines in good faith, based on advice of outside counsel, that action is required by reason of the Board's fiduciary duties to the Company's stockholders under applicable law, the Company may (subject to compliance with the notification provisions discussed below), in response to an unsolicited Third Party Proposal, (a) furnish information with respect to the Company to any person making such Third Party Proposal pursuant to a confidentiality agreement that is at least as protective of the Company's interest as is the Confidentiality Agreement and (b) participate in negotiations regarding such Alternative Transaction.

  The Merger Agreement defines "Third Party Proposal" as a bona fide proposal from a third party, which proposal did not result from a breach of the restrictions set forth above relating to a Third Party Proposal and which third party the Board determines in good faith and upon the advice of a financial advisor of nationally recognized reputation has the capacity and is reasonably likely to consummate a Superior Proposal. The Merger Agreement defines "Alternative Transaction" as any direct or indirect acquisition or purchase of assets of the Company or any subsidiary outside the ordinary course of business or any outstanding equity securities of the Company or any subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning equity securities of the Company or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any subsidiary, other than the transactions contemplated by the Merger Agreement and other than the acquisition of Shares pursuant to the exercise of Company Stock Options or Warrants which are issued and outstanding as of the date of the Merger Agreement.

  The Merger Agreement provides further that unless the Board shall have terminated the Merger Agreement as described below, neither the Board nor any committee thereof will (1) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such Board or such committee of the Offer, the Merger Agreement or the Merger, (2) approve or recommend, or propose to approve or recommend, any Alternative Transaction or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to any Alternative Transaction, unless the Board shall have previously terminated the Merger Agreement in connection with a Superior Proposal (as set forth above in clause (4) of the section entitled "--Termination of the Merger Agreement").

  The Merger Agreement defines a "Superior Proposal" to be any Third Party Proposal to acquire, directly or indirectly, all of the Shares or all or substantially all of the assets of the Company; provided that (a) the Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) that such Third Party Proposal is on terms that are more favorable to the Company's stockholders than the Offer and the Merger (taking into account all relevant factors, including the amount and form of consideration to be received in respect of the Shares, the relative value of any non-cash consideration and the timing and certainty of closing), (b) the Board determines in its good faith judgment (based on the written advice of outside counsel) that the failure to recommend or accept such Third Party Proposal would violate the fiduciary duties of the Board under applicable law and (c) if required, the financing necessary to consummate a transaction pursuant to such Third Party Proposal is then committed.

  In addition to the obligations of the Company set forth in the preceding paragraphs, the Merger Agreement provides that the Company shall immediately advise Parent orally and in writing of any request for information or of any proposal or any inquiry regarding any Alternative Transaction, the material terms and conditions of such request, proposal or inquiry, and the identity of the person making any such request, proposal or inquiry. The Company is further required under the terms of the Merger Agreement, to the extent reasonably practicable and not in violation of the Board's fiduciary duties under applicable law, following receipt of written advice from outside counsel, to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry. The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders with respect to any Third Party Proposal if (1) in the good faith judgment of the Board, following receipt of written advice from outside counsel, such disclosure is required by reason of the Board's fiduciary duties under applicable law and (2) the Company shall have provided Parent and the Purchaser with as much advance notice of its position and proposed disclosure as is possible under the circumstances; provided, however, that neither the Company nor its Board nor any committee thereof is permitted, except as permitted by the Merger Agreement, to withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, an Alternative Transaction.

  Fees and Expenses. The Merger Agreement provides that in the event that the Merger Agreement is terminated (1) by Parent or Purchaser pursuant to clause
(3) under the section above entitled "--Termination of the Merger Agreement,"
(2) by Parent pursuant to and in accordance with clause (2)(a) under the section above entitled "--Termination of the Merger Agreement" in connection with any breach by the Company of any covenant or agreement or any representation or warranty made by the Company in the Merger Agreement or (3) pursuant to clause (4) under the section above entitled "--Termination of the Merger Agreement," the Company shall promptly pay to Parent the Termination Fee plus all Expenses. The Merger Agreement provides that notwithstanding the above (but subject to the payment of the Termination Fee pursuant to the consummation of an Alternative Transaction or the execution of an Acquisition Agreement as set forth below), no Termination Fee shall be payable if any termination by Parent or the Purchaser is solely (1) pursuant to clause 2(a) under the section above entitled "--Termination of the Merger Agreement" that is caused solely by a breach of one or more representations or warranties of the Company that is or are true and correct as of the date of the Merger Agreement but that becomes untrue thereafter other than any such breach after the date of the Merger Agreement that results from or arises out of any act or failure to act by the Company, its subsidiaries or any of their respective officers, directors, employees or agents, (2) pursuant to clause (2)(b) under the section above entitled "--Termination of the Merger Agreement" or (3) pursuant to the failure of the conditions set forth in either paragraph (c) or paragraph (h) of Section 14 to be satisfied other than any such failure which results from or arises out of any act or failure to act by the Company, its subsidiaries or any of their respective officers, directors, employees or agents.

  The Merger Agreement provides that if the Merger Agreement is terminated by the Company other than in connection with (1) a failure by the Purchaser or Parent to commence the Offer, (2) a failure by Parent or the Purchaser to pay for Shares to the extent required by the Merger Agreement or (3) a breach by the Purchaser or Parent in any material respect of its representations, warranties, other covenants or agreements contained in the Merger Agreement (subject to a 30-day cure period), which breach in the case of this clause (3) would prevent the consummation of the Offer or the Merger subject to the terms and conditions contained in the Merger Agreement, then the Company will pay all Expenses to Parent on the date of such termination and, if, prior to the one-year anniversary of such termination, an Alternative Transaction shall be consummated or the Company shall enter into an Acquisition Agreement providing for an Alternative Transaction, then the Company shall pay the Termination Fee, such payment to be made on the earlier of the date of consummation of such Alternative Transaction or the one-year anniversary of the date of termination of the Merger Agreement.

  The Merger Agreement defines "Termination Fee" as a fee equal to 4% of the sum of (a) the outstanding consolidated indebtedness of the Company and its subsidiaries at the time of termination, determined in accordance with generally accepted accounting principles consistently applied, plus (b) the product of (x) the total number of Shares outstanding at the time of such termination on a fully diluted basis and (y) the Offer Price. The Merger Agreement defines "Expenses" as all out-of-pocket expenses incurred by the Purchaser and Parent in connection with the Merger Agreement, the Stockholder Agreement and the transactions contemplated thereby, not to exceed $1,750,000.

  Conduct of Business by the Company. The Merger Agreement provides that during the term of the Merger Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others having business dealings with it. The Merger Agreement further provides that, except as otherwise expressly contemplated by the Merger Agreement, the Company shall not and shall cause its subsidiaries not to (1) (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Stock Options or warrants to purchase Shares outstanding on the date of the Merger Agreement in accordance with their present terms); (3) amend its certificate of incorporation or by-laws; (4) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) except pursuant to certain planned equipment purchases, any assets except for the purchase of assets for an amount which does not exceed, individually or in the aggregate, $75,000;
(5) except pursuant to certain planned equipment purchases, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales of immaterial assets; (6) (A) except pursuant to certain planned equipment purchases, and except for certain short-term indebtedness incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person; (7) except pursuant to certain planned equipment purchases, make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000; (8) make any tax election or settle or compromise any income tax liability; (9) except pursuant to certain planned equipment purchases, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company included in any report of the Company filed with the Commission and publicly available prior to the date of the Merger Agreement or incurred thereafter in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreement to which the Company or any subsidiary is a party, (10) except in the ordinary course of business, modify, amend or terminate any material contract, agreement, arrangement or other instrument (including any amendments thereto) to which the Company or any of its subsidiaries is a party or waive, release or assign any rights or claims; (11) enter into any contracts, agreements, arrangements or instruments (including any amendments thereto) relating to the distribution, sale or marketing by third parties of the Company's or its subsidiaries' services; (12) except as required to comply with applicable law and subject to exceptions for the Employment Agreements and certain employment agreements to be continued, (A) adopt, enter into, terminate or amend any benefit plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses, in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any benefit plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreement or awards made thereunder) or (E) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan; or (13) authorize any of, or commit or agree to take any of, the foregoing actions.

  Pursuant to the Merger Agreement, the Company shall not take any action or omit to take any action, the taking or omission of which could reasonably be expected to result in (1) any of its representations and warranties set forth in the Merger Agreement becoming untrue or (2) any of the conditions to the Offer or to the Merger not being satisfied (subject to exceptions specifically permitted by the Merger Agreement).

  Director Warrants. Pursuant to the Merger Agreement, the Company agreed that immediately after consummation of the Offer, each outstanding Warrant (as defined below) or other right to purchase Common

Stock of the Company issued under the Company's 1995 Director Warrant Plan held by a director of the Company (a "Director Warrant") shall be purchased by the Purchaser in exchange for an amount in cash, payable at the time of such purchase, equal to the product of (1) the number of shares subject to such Director Warrant and (2) the excess of the price paid in the Offer over the per share exercise price of such Director Warrant.

  Rollover. The Purchaser intends to give certain employees of the Company an opportunity to invest in the equity of Parent either by rolling over currently outstanding Company Stock Options held by such employees or by purchasing equity securities of Parent for cash. Parent intends to make available loans to such employees to finance, in part, such cash investments.

  Stock Options. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement but in no event later than the consummation of the Offer, the Company (or, if appropriate, the Board or any committee administering the Stock Option Plans) shall (including by adopting resolutions or taking any other actions) take action so as to allow that each outstanding option to purchase Shares (a "Company Stock Option") granted under any stock option, stock appreciation rights or stock purchase plan, or other right, program or arrangement of the Company (collectively, the "Stock Option Plans") (other than those Company Stock Options that have been granted to officers and employees of the Company who are parties to an agreement to exchange or roll their Company Stock Options in the Company for or into equity of Parent or the Surviving Corporation) and each outstanding warrant to purchase Shares (a "Warrant") in each case outstanding immediately prior to the consummation of the Offer (except the Director Warrants), whether or not then exercisable, shall either (1) be cancelled immediately after consummation of the Offer in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of Shares subject to such Company Stock Option or Warrant immediately prior to the Effective Time and
(y) the excess of the price per Share to be paid in the Offer over the per Share exercise price of such Company Stock Option or Warrant (the "Net Amount") or (z) be converted immediately prior to the Effective Time into the right solely to receive the Net Amount; provided, however, that no such cash payment has been made. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option or a Warrant (except for the payment described above) without the consent of Parent (which consent will not be unreasonably withheld).

  The Merger Agreement provides further that subject to the provisions set forth above, all Stock Option Plans shall terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time. The Merger Agreement provides that the Company shall ensure that following the Effective Time, no holder of a Company Stock Option or Warrant or any participant in any Stock Option Plan (other than pursuant to the Parent Option Plan and those holders who are parties to an agreement to exchange or roll their equity interests in the Company for or into equity of Parent or the Surviving Corporation) shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, and that the Company shall use its reasonable best efforts to ensure that following the Effective Time, no holder of any remaining Company Stock Option or Warrant or any participant in any Stock Option Plan (other than pursuant to the Parent Option Plan and those holders who are parties to an agreement to exchange or roll their equity interests in the Company for or into equity of Parent or the Surviving Corporation) shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation. The Merger Agreement also provides that the Surviving Corporation shall continue to be obligated to pay the Net Amount to holders of any Company Stock Options or Warrants converted in accordance with clause (y) of the immediately preceding paragraph.

  Parent Option Plan. The Merger Agreement provides that as soon as practicable, but in no event more than 15 days after the Effective Time, Parent will adopt an employee option plan (the "Parent Option Plan"), pursuant to which Parent will grant to certain officers and employees of the Company options to purchase in the aggregate up to 10% of the outstanding common stock of Parent (without giving effect to any options) at any time within ten years of the Effective Time, at a per share price equal to the per share price paid by the Apollo Entities for the common stock of Parent. Subject to certain exceptions, the options will vest over four years, with one half of such options vesting based solely on continued employment with the Company and the other half of such options vesting based on continued employment with the Company and the achievement by the Company of certain target equity values. Pursuant to the Merger Agreement, Parent agreed that, pursuant to the Parent Option Plan, options to purchase approximately 4.6% of the outstanding common stock of Parent, in the aggregate, will be granted to Mr. Bergman and Mr. Dickman. The terms and conditions of the Parent Option Plan are set forth in a Schedule to the Merger Agreement, which is filed as an Exhibit to the Purchaser's Schedule 14D-1 (as defined in Section 17), and the foregoing summary is qualified in its entirety by reference to such Exhibit.

  Indemnification, Exculpation and Insurance. Parent has agreed in the Merger Agreement that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by the Merger Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company as provided in its certificate of incorporation, its by-laws and certain indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Effective Time; provided however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

  The Merger Agreement provides that for a period of six years from the Effective Time, Parent shall cause the Company to use commercially reasonable efforts to maintain the Company's existing officers' and directors' liability insurance covering persons who are currently covered by the Company's officers' and directors' liability insurance on terms no less favorable than those of such policy in effect on the date of the Merger Agreement; provided, however, that in satisfying such obligation Parent may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of the Merger Agreement.

  Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of certain conditions, including the following: (1) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of the Company's stockholders by the requisite vote in accordance with applicable law and the Company's certificate of incorporation and (2) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that each of the Company, the Purchaser and Parent has used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

  Reasonable Efforts. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

STOCKHOLDER AGREEMENT

  The Stockholder Agreement provides that each Selling Stockholder will sell, and the Purchaser will purchase, all Shares beneficially owned by such Selling Stockholder (the "Subject Shares"), at a price per Share equal to the Offer Price. Such obligations to sell and to purchase the Subject Shares are subject to the prior satisfaction or waiver of (1) the Purchaser having accepted Shares for payment under the terms of the Offer, (2) the Minimum Condition having been satisfied, (3) all waiting periods under the HSR Act applicable to the exercise of the purchase having expired or terminated, (4) all regulatory approvals required by any applicable law, rule or regulation having been obtained and being final, and (5) there shall exist no preliminary or permanent injunction, or any other order by any court of competent jurisdiction, restricting, preventing or prohibiting either the purchase or the delivery of Subject Shares. The Stockholder Agreement also provides that each Selling Stockholder may, and at the request of the Purchaser shall, tender its Subject Shares in the Offer. Any Subject Shares of any Selling Stockholder not purchased in the Offer will be purchased immediately after payment is made under the Offer.

  Each of the Selling Stockholders has agreed, until the Merger Agreement has terminated, among other things, not to: (1) sell, transfer, give, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares owned by such Selling Stockholder other than pursuant to the terms of the Offer or the Merger or (2) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal. Each of the Selling Stockholders has further agreed that he will not, and will not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him to directly or indirectly solicit, initiate or encourage any proposal that may lead to an Alternative Transaction or directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction.

  Each of the Selling Stockholders has also agreed until the Stockholder Agreement has terminated (and the Stockholder Agreement includes an irrevocable proxy provision for the benefit of the Purchaser with respect to the Shares subject to the Stockholder Agreement owned by each Selling Stockholder), (1) to vote the Subject Shares at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; and (2) to vote such Shares at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a Selling Stockholder's vote, consent or other approval is sought, against (x) any Alternative Transaction, (y) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of each class of the Company's common stock or (z) any action that would cause the Company to breach any representation, warranty or covenant contained in the Merger Agreement.

  Pursuant to the Stockholder Agreement, if (i) immediately prior to the expiration of the Offer, the Purchaser determines that the exercise of options, warrants or other instruments held by the Stockholders and the sale or tender into the Offer of the Subject Shares acquired thereby either would cause the Minimum Condition to be satisfied or would cause the Purchaser to own more than 90% of the outstanding Shares and (ii) the Purchaser exercises its right to extend the Offer in accordance with the terms and conditions set forth in the Merger Agreement, then upon the request of Parent or the Purchaser and receipt of the Exercise Loan (as defined below), each Stockholder shall promptly exercise all options, warrants and other instruments held by such Stockholder and sell the Subject Shares acquired thereby to the Purchaser or tender such Subject Shares into the Offer (at such Stockholder's discretion, unless the Purchaser directs that such Stockholder tender such Subject Shares). Upon delivery of such request, Parent shall lend to each Stockholder the amount necessary for such Stockholder to pay the aggregate exercise price in respect of all options, warrants and other instruments (each, an "Exercise Loan"). Each Exercise Loan shall be evidenced by a promissory note, shall bear interest at the applicable Federal rate (as defined in Section 7872 of the Code) and shall be repaid together with accrued but unpaid interest upon the earlier of (i) the payment of the purchase price for the Subject Shares (whether pursuant to the Offer or otherwise) and (ii) the termination of the Stockholder Agreement.

  The Stockholder Agreement provides that in the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, each Stockholder shall pay to Parent on demand an amount equal to the difference between the consideration received by such Stockholder from the consummation of any transaction which gives rise to the Company's obligation to pay the Termination Fee pursuant to the Merger Agreement and the consideration such Stockholder would have received had he or it tendered his Shares pursuant to the Offer (without taking into account any modifications to the Offer as in effect on the date hereof), as determined in accordance with the Stockholder Agreement.

  In addition, in the event that (1) prior to the Effective Time, an Alternative Transaction shall have been proposed and (2) the Effective Time shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date thereof (the "Original Merger Consideration"), each Selling Stockholder agrees in the Stockholder Agreement to pay to Parent on demand an amount in cash equal to the product of (A) the number of Subject Shares and
(B) 100% of the excess, if any, of (i) the per Share cash consideration or the per Share fair market value of any noncash consideration, as the case may be, received by such Selling Stockholder as a result of the Merger, as amended, determined as of the Effective Time, over (ii) the amount of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

EMPLOYMENT AGREEMENTS

  Parent, the Purchaser and the Company have entered into employment agreements (the "Employment Agreements") dated as of June 24, 1997, with Jeff
D. Bergman, the President, Chief Executive Officer and Chairman of the Board, Daniel Dickman, the Executive Vice President, Chief Operating Officer, Secretary and a Director of the Company, David W. Spindler, the Senior Vice President of Clinical Operations and Marketing of the Company, and David A. Zynn, the Chief Financial Officer, Treasurer and Assistant Secretary of the Company, which are substantially similar to employment agreements currently in effect between the Company and such persons, pursuant to which such persons will continue to serve in their current positions with the Company after consummation of the Offer. Each of the Employment Agreements provides for a three-year term, with an additional quarter of a year to be added to the term at the end of the fifth quarter and each quarter thereafter.

  Under the Employment Agreements, Mr. Bergman and Mr. Dickman will each receive a base salary of $240,000 per annum, Mr. Spindler will receive a base salary of $140,000 per annum and Mr. Zynn will receive a base salary of $125,000 per annum. Each of the Employment Agreements contains customary terms (including confidentiality and non-competition arrangements) and other benefits and provisions which are generally comparable to the benefits and provisions provided for in such persons' existing employment agreements with the Company.

  In addition, pursuant to the Employment Agreements, the Company has agreed to make available an annual bonus pool equal to 15% of the Company's pre-tax income (excluding the effect of such bonus pool and adjusted for any non-recurring gains or losses) for the 12 months ended June 30, 1997, but in no event greater than $1,240,000. Payments of such bonuses are conditioned on the Company achieving reasonable performance objectives established by the Company's compensation committee. Each of Mr. Bergman and Mr. Dickman will be eligible to receive up to one quarter of the annual bonus pool.

  Under the Employment Agreements, each of Mr. Bergman and Mr. Dickman has the right to terminate his employment, as does the Company, upon at least 90 days' notice, on the first anniversary of the Effective Time with such person agreeing to provide consulting services to the Surviving Corporation for a period of two years following such termination and to continue to receive payment of his base salary during such two-year period. The consulting arrangement would require Mr. Bergman or Mr. Dickman, as the case may be, to be available no more than one day per week, via telephone, at the request of management while taking into account such person's prior commitments and scheduling constraints.

CONFIDENTIALITY AGREEMENT

  Apollo Management and the Company have executed the Confidentiality Agreement, pursuant to which Apollo Management agreed to treat as confidential certain information provided to it by or on behalf of the Company and agreed that for a period of one year neither it nor any of its affiliates would (1) acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities of the Company, (2) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Commission) to vote, or seek to advance or influence any person or entity with respect to the voting of any voting securities of the Company,
(3) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets.

  Each of the Merger Agreement, the Stockholder Agreement, the Parent Option Plan and the Employment Agreements contains other terms and conditions. The foregoing description of certain terms and provisions of such agreements and documents is qualified in its entirety by reference to the text of such agreements, which are filed as exhibits to the Purchaser's Schedule 14D-1 and are incorporated herein by reference.

13. SOURCE AND AMOUNT OF FUNDS

  The total amount of funds required to purchase all of the outstanding Shares and to purchase and cancel all of the Company Stock Options and Warrants pursuant to the Offer and the Merger and to pay related fees and expenses, including the total amount of funds required by the Company to repurchase or refinance certain of the Surviving Corporation's outstanding indebtedness, is expected to be approximately $105 million. Consummation of the Offer is not conditioned on the obtaining of financing.

  The Purchaser expects to obtain debt and equity financing in an aggregate amount of approximately $135 million to fund the Offer, the Merger and the related fees and expenses, to refinance certain indebtedness and capitalized leases of the Surviving Corporation and to provide for the working capital requirements of the Surviving Corporation. The Purchaser will obtain approximately $35 million of equity financing from Parent, which will obtain such funds pursuant to equity financing from the Apollo Entities. In addition, the Apollo Entities or their affiliates may provide an unsecured bridge loan (the "Bridge Loan") to the Purchaser if the proceeds of the equity financing and the Tender Loan (as defined below) are insufficient to fund the Offer and pay fees and expenses in connection therewith, which loans will be required to be repaid at the Effective Time and will bear interest at the same rate as is applicable to loans made under the Term Loan Facility (as defined below).

  Pursuant to a commitment letter dated June 24, 1997 (the "Commitment Letter"), Bankers Trust Company has committed to lend up to $100 million aggregate principal amount to the Purchaser and the Surviving Corporation, consisting of a $50 million term loan facility (the "Term Loan Facility") and a $50 million revolving credit facility (the "Revolving Credit Facility," and together with the Term Loan Facility, the "Senior Bank Financing"). Bankers Trust Company informed Parent that it intends to syndicate the Senior Bank Financing to various lenders, but has committed, subject to the terms and conditions set forth herein and in the Commitment Letter, to finance the entire $100 million commitment amount.

  Use of Proceeds. Borrowings under the Term Loan Facility may be used by the Purchaser to finance the purchase of Shares pursuant to the Offer, to pay the fees and expenses incurred in connection with the Offer and to establish an interest escrow account if less than 90% of the Shares are validly tendered in the Offer (loans used for the foregoing purposes, collectively, the "Tender Loan"); provided that the amount of the Tender Loan will not exceed an amount equal to 50% of the value of the Shares tendered, less an amount equal to the amount in the interest escrow account. Borrowings under the Term Loan Facility also may be used to finance the purchase of Shares pursuant to the Merger, to the pay fees and expenses incurred in connection with the Merger, to refinance the Bridge Loans, refinance outstanding equipment leases and loans and to pay interest on the outstanding Tender Loan.

  The Revolving Credit Facility may be used by the Company and the Surviving Corporation for working capital requirements, to finance certain acquisitions and for other general corporate purposes (including refinancing certain existing indebtedness); provided, that no more than $25 million of the Revolving Credit Facility will be available to finance certain future permitted acquisitions by the Surviving Corporation. The amount available for borrowings under the Revolving Credit Facility will be reduced by the amount of the Company's outstanding indebtedness and equipment leases which are not refinanced. Loans under the Term Loan Facility may not be reborrowed once repaid. Loans under the Revolving Credit Facility may be borrowed, repaid and reborrowed after the Effective Time and, as equipment leases and loans are refinanced, availability under the Revolving Credit Facility will increase.

  Maturity; Commitment Reduction; Amortization. The Term Loan Facility will mature as follows: (1) if at least 90% of the Shares are accepted for payment pursuant to the Offer and the Merger has not occurred, on the twentieth day after such acceptance, (2) if less than 90% of the Shares are accepted for payment pursuant to the Offer and the Merger has not occurred, on the 120th day after such acceptance, or (3) if at least 90% of the Shares are accepted for payment pursuant to the Offer and the Merger has occurred within 20 days following such acceptance or if less than 90% of the Shares are accepted for payment pursuant to the Offer and the Merger has occurred within 120 days following such acceptance, on the six year anniversary of the date of such acceptance. The Revolving Credit Facility will mature on the fifth anniversary of the date of acceptance of Shares pursuant to the Offer. The amount available under the Revolving Credit Facility will be reduced by 50% on each of the four and five year anniversaries of the date of acceptance of Shares pursuant to the Offer. The Term Loan Facility will be repaid each year in an amount equal to 1% of the initial aggregate principal amount borrowed thereunder.

  Interest. Prior to the Effective Time, the Purchaser or the Company or, after the Effective Time, the Surviving Corporation, may elect that all or a portion of the loans under the Senior Bank Financing bear interest at a rate per annum equal to (1) the higher of (A) 1/2 of 1% in excess of the Federal Reserve Board reported certificate of deposit rate and (B) the rate that Bankers Trust Company announces from time to time as its prime lending rate, as in effect from time to time and (2) the rate (grossed-up for reserve requirements as described in the Commitment Letter) at which eurodollar deposits for one, two, three or six months (as selected by the Purchaser, the Company or the Surviving Corporation) are offered in the interbank eurodollar market in the approximate amount of the relevant loan, in each case, plus a margin which will vary between 1.75% and 3.25% per annum, which margin will be subject to step-downs based on a ratio of debt to consolidated earnings before interest, taxes, depreciation and amortization; provided that until the earlier of (x) the 90th day following the date of acceptance of the Shares pursuant to the Offer and (y) the date that Bankers Trust Company has determined and notified the Purchaser or the Surviving Corporation (as applicable) that the primary syndication of the Senior Bank Financing (and the resultant addition of institutions as lenders) has been completed, reserve adjusted eurodollar loans may only be incurred with three successive one-month interest periods (with all such loans having the same interest period). If 90% of the Shares are not validly tendered in the Offer, interest payable on the loans made under the Term Loan Facility will be subject to a holdback at a rate per annum which is 1% in excess of the rate per annum which would apply to such loans on the date of consummation of the Offer.

  Guaranties; Security. The obligations of the Purchaser will be secured by a pledge of the Shares purchased pursuant to the Offer; provided that, prior to the Effective Time, the Purchaser will not be obligated to pledge any such Shares if it acquires more than 90% of the Shares pursuant to the Offer. Prior to the Effective Time, Parent will unconditionally guarantee all amounts owing in respect of the Senior Bank Financing, and the lenders will be entitled to a first priority perfected security interest in all tangible and intangible assets of Parent. After the Effective Time, Parent and each of Parent's direct and indirect subsidiaries (other than the Surviving Corporation) will unconditionally guarantee all amounts owing in respect of the Senior Bank Financing, and the lenders will be entitled to a first priority perfected security interest in all tangible and intangible assets of the Surviving Corporation and each guarantor.

  Repayments. Voluntary prepayment and commitment reductions may be made at any time without premium or penalty, subject to minimum notice and minimum prepayment or reduction requirements, as the case may be (subject to certain exceptions in respect of reserve adjusted eurodollar loans). Mandatory repayments of loans under the Term Loan Facility (and after repaid in full, permanent reductions to the Revolving Credit Facility) will be required from
(1) 100% of the net cash proceeds from asset sales by Parent and its subsidiaries (other than certain ordinary course of business sales and dispositions), provided that, after the Effective Time, the Purchaser or the Surviving Corporation (as the case may be) may, in the absence of a default or event of default under the Senior Bank Financing, reinvest proceeds of certain asset sales (including sales of equipment that is being upgraded or replaced) during the 180-day period following the date of the respective asset sale, (2) 100% of the net cash proceeds from issuances of debt (other than permitted debt) and preferred stock (other than qualified preferred stock (as defined below)) by Parent and its subsidiaries,
(3) 50% of the net proceeds from issuances of qualified preferred stock or common equity or capital contributions to Parent and its subsidiaries (other than the initial equity contributions relating to the Offer and the Merger), with customary exceptions, including equity issued or equity used to finance certain permitted acquisitions, (4) 75% (reduced to 50% if the ratio of consolidated earnings before interest, taxes, depreciation and amortization is less than 2.75 to 1) of annual excess cash flow to be applied on the earlier 90 days after the end of each fiscal year and the date of delivery of Parent's audited financial statements for such year and (5) 100% of certain insurance proceeds, provided that after the Effective Time, the Surviving Corporation may, in the absence of a default or an event of default under the Senior Bank Financing, reinvest certain proceeds during the 180-day period following the date of receipt of such proceeds. Mandatory repayments will be applied pro rata to reduce the then remaining scheduled installments of the Term Loan Facility. Voluntary repayments under the Term Loan Facility will reduce the then remaining scheduled installments of the Term Loan Facility in direct order of maturity. Voluntary commitment reductions under the Revolving Credit Facility will be applied in direct order of maturity to reduce the then remaining scheduled commitment reductions under the Revolving Credit Facility.

  Conditions; Representations and Warranties; Covenants; Events of
Default. The Commitment Letter contains certain customary conditions to the Bankers Trust Company's obligation to provide the Tender Loan, including conditions substantially similar to the conditions to the Offer and the Merger set forth in the Merger Agreement. Conditions to borrowings under the Term Loan Facility at the Effective Time will be limited to (1) the absence of an event of default under the Senior Bank Financing, (2) the consummation of the Merger in accordance with applicable law and the Merger Agreement and (3) continued accuracy in all material respect of the representations and warranties contained in the credit documentation; provided that representations as to any material adverse change to the Company and its subsidiaries from a specified date, the absence of material litigation and any substantially similar representation shall not be required to be made in connection with such borrowing. Borrowing under the Revolving Credit Facility after the Effective Time will contain standard and customary conditions. The Senior Bank Financing is also expected to contain customary representations, warranties, covenants and events of default.

  Indemnification; Expenses; Fees. In connection with the Commitment Letter, the Purchaser and Parent have agreed to indemnify Bankers Trust Company, the lenders and certain of their related persons against certain liabilities, and to reimburse Bankers Trust Company and its affiliates for all of Bankers Trust Company's reasonable fees and expenses arising in connection with the financing documentation and due diligence. The Purchaser and Parent agreed to pay to Bankers Trust Company financing, commitment and other fees customary for commitments of the types described herein. The Purchaser and Parent have also agreed to pay to Bankers Trust Company a termination fee payable under certain circumstances if the Merger Agreement is terminated. All such fees are non-refundable. Apollo Investment Fund III, L.P. has unconditionally guaranteed the payment in full of all amounts due to Bankers Trust Company under the Commitment Letter and the Fee Letter until the consummation of the Offer.

  The foregoing summary of the Commitment Letter is qualified in its entirety by reference to the text of the Commitment Letter and Fee Letter, which have been filed as an Exhibit to the Purchaser's Schedule 14D-1 and are incorporated herein by reference.

14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (1) the Minimum Condition shall have been satisfied and (2) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date hereof and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

    (a) there shall be instituted or pending by any person or Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement (including the voting provision thereunder), or seeking to obtain from the Company, Parent or the Purchaser any damages in connection with the aforesaid transactions that are material in relation to the Company,
  (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company or its subsidiaries, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the assets, properties, business or operations of the Company or its subsidiaries or
  (v) which otherwise is reasonably likely to have an effect or condition that, individually or in the aggregate with any other effect or condition, is materially adverse to the assets, properties, business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole;

    (b) there shall be any statute, rule, regulation, judgment, order, injunction or other restraint enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; provided, however, that each of Parent and the Purchaser shall have used reasonable efforts to prevent the entry of any such injunction or other court order and to appeal as promptly as possible any injunction or other court order that may be entered;

    (c) there shall have occurred any change or event that, individually or in the aggregate with any other change or event, is materially adverse to the assets, properties, business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole;

    (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions, or a disruption of or material adverse change in either the syndication market for credit facilities or the financial, banking or capital markets, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (e) any of the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality or similar qualifications contained therein) shall not be true and correct in all material respects at the date thereof and at the scheduled or extended expiration of the Offer, except for changes specifically permitted by the Merger Agreement;

    (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (g) the Merger Agreement shall have been terminated in accordance with its terms;

    (h) all leases, promissory notes and other loan or financing documentation to which the Company or any subsidiary is a party or by which the assets or properties of either the Company or any subsidiary are bound (including those in respect of the MRI Units owned, leased or on order by the Company or any subsidiary) shall have been amended or restated, as necessary, so that (i) all MRI Units leased by the Company and/or any subsidiary may be purchased by the applicable lessee at any time, and the leases thereunder and all lending or other financing arrangements to which the Company or any subsidiary is a party pertaining to the MRI Units owned, leased or on order by the Company or any subsidiary may be terminated at any time (other than leases or lending or other financing arrangements with respect to such MRI Units that have an aggregate principal amount outstanding of less than $6 million), in each case, without any payment made or liability or obligation incurred by or on behalf of the Company or any subsidiary, other than payments made or liabilities or obligations incurred prior to the Effective Time which, in the aggregate, do not exceed an amount reasonably acceptable to Parent and the Company and (ii) none of the Merger, the Offer or any of the transactions contemplated by the Merger Agreement shall constitute a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation or right of non-renewal or give rise to the loss of a material benefit) thereunder;

which, in the judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or omission by the Purchaser not inconsistent with the terms of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

  The foregoing conditions in paragraphs (a) through (h) are for the sole benefit of the Purchaser and Parent and, subject to the terms of the Merger Agreement, may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

  State Takeover Laws. The Company conducts business in a number of states throughout the United States, several of which have adopted laws and regulations purporting, to various degrees, to apply to offers to acquire securities of entities which are organized or have substantial assets, securityholders, employees, a principal executive office and/or a principal place of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

  Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including that before such person became an interested stockholder the board of directors of the subject corporation approved the transaction in which such person became an interested stockholder or approved the business combination. Since the Board, at the special meeting held on June 23, 1997, approved the Merger Agreement and the transactions contemplated thereby, Section 203 is inapplicable to Parent and the Purchaser in connection with the Offer and the Merger.

  It is a condition of the Offer that no statute, rule, regulation or order impose any material limitation on the ability of Parent, the Purchaser or any of their subsidiaries effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares. In the event of the failure of such condition of the Offer, the Purchaser may terminate or amend the Offer. See Section 14.

  Antitrust. The Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

  Going-Private Rules. The Merger will have to comply with any applicable Federal law operative at the time. Rule 13e-3 promulgated under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. Rule 13e-3 would require, if applicable, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to minority stockholders prior to the consummation of the transaction.

  Other Regulatory Approvals and Notices. The Purchaser is required to furnish advance written notice of its purchase of the Shares to state health regulatory agencies in certain of the states in which the Company does business.

16. FEES AND EXPENSES

  The Dealer Manager, the Information Agent and the Depositary have been retained by the Purchaser in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Dealer Manager, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  No fees or commissions will be paid by or on behalf of the Purchaser to any broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser or Parent becomes aware of any valid state law prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto in such state, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If after such good faith effort, the Purchaser cannot comply with any state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in such state. If the securities laws of any jurisdiction require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT, THE PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

  The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 ("Purchaser's Schedule 14D-1") and exhibits thereto pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (including exhibits) pursuant to Rule 14d-9 under the Exchange Act. Such statements and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the offices of the Commission in the manner set forth in Section 9 of this Offer to Purchase (except that copies are not available at the regional offices of the Commission).

                                          THREE RIVERS ACQUISITION CORP.

June 30, 1997

SCHEDULE I

  The Purchaser, Parent and Affiliates of the Apollo Entities. The following sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employments for the past five years and citizenship of each of the directors and executive officers of the Purchaser and Parent. Directors of the Purchaser are indicated by an asterisk. Unless otherwise specified herein, the business address of the following persons is c/o Apollo Management, L.P., 1301 Avenue of the Americas, 38th Floor, New York, New York 10019. Each person referred to herein is a citizen of the United States.

  *MICHAEL GROSS is the Chairman of the Board and President of the Purchaser and Parent. Mr. Gross has served as an officer of certain affiliates of the Apollo Entities since 1990. Mr. Gross is a director of Converse Inc., Florsheim Group Inc., Proffitt's Inc. and Urohealth, Inc.

  *JOSHUA J. HARRIS is the Vice President, Treasurer and Assistant Secretary of the Purchaser and Parent. Mr. Harris has served as an officer of certain affiliates of the Apollo Entities, having been associated with them since 1990. Mr Harris is a director of Florsheim Group Inc.

  MICHAEL D. WEINER is the Vice President of the Purchaser and Parent. Mr. Weiner has been an officer of certain affiliates of the Apollo Entities since 1992. Prior to 1992, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP. Mr. Weiner is a director of Applause, Inc., Converse Inc., Capital Apartment Properties, Inc., Continental Graphics Holdings, Inc. and Florsheim Group Inc.

  SCOTT KLEINMAN is the Secretary of the Purchaser and Parent. Mr. Kleinman has served as an Associate of certain affiliates of the Apollo Entities since January 1996. Prior to January 1996, Mr. Kleinman was employed by Smith Barney Inc.

Affiliates of the Apollo Entities.

  The following sets forth information with respect to the general partners, executive officers, directors and principal shareholders of the Apollo Entities and certain related persons. Capitalized terms used herein without definition have the meanings assigned thereto in the Offer to Purchase to which this Schedule I relates. Except as otherwise indicated in this Schedule I or in the Offer to Purchase to which this Schedule I relates, the principal business address of each person or entity set forth below is c/o Apollo Advisors II, L.P., Two Manhattanville Road, Purchase, New York 10577, and each such person or entity is a citizen of the United States of America.

  The principal occupation of each of Messrs. Leon D. Black and John J. Hannan is to act as an executive officer and director of Apollo Capital and AIM. Messrs. Black and Hannan are also limited partners of Advisors and Apollo Management.

  Messrs. Black and Hannan are also founding principals of Apollo Advisors, L.P. ("Apollo Advisors"), Lion Advisors, L.P. ("Lion") and Apollo Real Estate Advisors, L.P. ("AREA"). The principal business of Apollo Advisors and Lion is to provide advice regarding investments in securities and the principal business of AREA is to provide advice regarding investments in real estate and real estate-related investments. The business address of each of Messrs. Black and Hannan is c/o Apollo Management, L.P., 1301 Avenue of the Americas, New York, New York 10019.

  Peter Henry Larder, Michael Francis Benedict Gillooly, Ian Thomas Patrick and Martin William Laidlaw, each of whom is a British citizen, serve as directors of Administration. Each of the above four individuals is principally employed by CIBC Bank and Trust Company (Cayman) Limited ("CIBC") in the following positions: Mr. Larder, Managing Director; Mr. Gillooly, Deputy Managing Director; Mr. Patrick, Manager-Accounting Services; and Mr. Laidlaw, Senior Fund Accountant. CIBC is a Cayman Islands corporation which is principally engaged in the provision of trust, banking and corporate administration services, the principal address of which is Edward Street, Grand Cayman, Cayman Islands, British West Indies. It provides accounting, administrative and other services to Administration pursuant to a contract. Mr. Leon D. Black is the beneficial owner of the stock of Administration.

  MARC J. ROWAN is one of the founding principals of certain affiliates of the Apollo Entities. Mr. Rowan is a director of Culligan Water Technologies, Inc., Farley, Inc., Samsonite Corporation and Vail Resorts, Inc.

  ROBERT A. KATZ is an officer and limited partner of certain affiliates of the Apollo Entities, with which he has been associated since 1990. Mr. Katz is a director of Aris Industries, Inc., Salant Corporation and Vail Resorts, Inc.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

          By Hand:              Overnight Courier:              By Mail:
Reorganization Department    Reorganization Department    Reorganization Department
40 Wall Street, 46th Floor   40 Wall Street, 46th Floor   40 Wall Street, 46th Floor
 New York, N.Y. 10005          New York, N.Y. 10005        New York, N.Y. 10005

           Facsimile Transmission (for Eligible Institutions only):
                                (718) 234-5001

             Confirm Receipt of Guaranteed Delivery by Telephone:
                                (718) 921-8200

  Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   MACKENZIE
                                PARTNERS, INC.
                               156 Fifth Avenue
                              New York, NY 10010
                           (212) 929-5500 (Collect)
                                      or
                         CALL TOLL FREE (800) 322-2885

                     The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION
                     2121 Avenue of the Stars, Suite 3000
                             Los Angeles, CA 90067
                           (310) 282-5597 (Collect)